WITHOUT PREJUDICE

STANDSTILL AGREEMENT

by and between

ENVIROKARE TECH, INC.
as COMPANY

and

STEVE PAPPAS,
as SP

April 14, 2006

 STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (the “Agreement”), dated as of April 14, 2006, is made and entered into by and between Envirokare Tech, Inc. (“Company”), a Nevada corporation, with its principal offices at 641 Lexington Avenue, 14th Floor, New York, New York 10022 and Steve Pappas (“SP”) residing at 44 87th Street, Brooklyn, New York 11209-4216.

WHEREAS, a dispute between the parties hereto is presently pending in the United States District Court, Southern District of New York (Civil Action No. 05-cv-05515 (LAK)), (the “Litigation”); and

WHEREAS, the parties hereto are desirous of discontinuing the Litigation on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE  I

VOTING RIGHTS OF SP SHARES

1.01 Suspension of Voting Rights. SP hereby agrees that for and during a period of five (5) years commencing the date of this Agreement (the “Time Period”) all of the issued and outstanding shares of the Company stock that he now or hereafter owns and in which he now or hereafter has or will have any beneficial interest ( the “Voting Securities” ) will not during the Time Period be voted at either any meeting of the shareholders of the Company or for or against any proposal or resolution submitted to the shareholders of the Company for their consideration or adoption.

1.02 Notice of Voting Rights Suspension. The parties agree that unless and until sale on the open market and not privately the following legend shall be placed and retained upon SP’s Voting Securities:

“ THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STANDSTILL AGREEMENT, DATED AS OF APRIL ___, 2006 AMONG THE ISSUER AND STEVE PAPPAS AND ANY OF THEIR SUCCESSORS AND ASSIGNS. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE ISSUER AND THE ISSUER WILL FURNISH TO ANY SHAREHOLDER, UPON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE RIGHTS, TERMS AND CONDITIONS OF SUCH AGREEMENT.”

1.03 Termination of Voting Rights Suspension. Upon sale of any Voting Securities on the open market and not privately, the suspension of voting on such Voting Securities sold shall cease and terminate with such suspension no longer in force or effect.

ARTICLE  II

COVENANTS; BREACH; EQUITABLE RELIEF

2.01 Covenants. SP covenants and agrees that for and during the Time Period:

(a) he will not be or become an Officer of either the Company or any one or more of its affiliates;

(b) he will not directly or indirectly solicit any proxies in opposition to the current Directors of the Company (defined herein and hereafter to mean and include only Nicholas Pappas, George Kazantzis, Dr. John Verbicky, Dr. Walter Gerasimowicz, Douglas Davidian and Louis Savelli);

(c) he will not directly or indirectly form or become part of any group in opposition to the current Directors; and

(d) he will only sell, transfer or otherwise dispose of his Company securities on the open market and not privately.

2.02 Breach. SP agrees that in the event he breaches any of the above covenants or agreements he will pay all costs and expenses (including reasonable legal fees and disbursements) incurred and to be incurred by the Company and its current Directors in their respective enforcing of adherence to and compliance with such covenants and agreements.

2.03 Equitable Relief. SP acknowledges that a breach by him of any one or more of the above covenants or agreements may cause irreparable harm to the Company and that damages would be difficult to determine. Accordingly, in the event of any such breach, the Company and the current Directors shall be entitled to, in addition to all other legal remedies available to them, injunctive relief restraining SP from any further or continued breach of his obligations.

ARTICLE III

INTER-VIVOS TRUST TERMINATION; RETURN OF COMPANY SHARES

3.01 Termination Date Acceleration. SP and the Trustee of his inter-vivos trust dated August 7, 2003 have agreed that the termination date of the trust shall be changed from August  7, 2006 to the tenth day immediately following the date of this Agreement (the “Trust Termination Date).

3.02 Share Return. On the Trust Termination Date, SP shall execute and deliver to the Trustee a receipt and release agreement in the form annexed hereto as Annex A and Trustee simultaneously therewith shall deliver or cause to be delivered to SP all of the shares of the Company held by him as Trustee in the Trust.

ARTICLE IV

COMPANY STOCK OPTIONS; EXERCISE CREDIT

4.01 Stock Options. The Company agrees that within ten days of the date of this Agreement, it shall issue to SP additional Company stock options to purchase 1,200,000 shares of the Company on any business day within ten (10) years of the date of issuance, at an exercise price of $ 0.965 per share and in the form annexed hereto as Annex B.

4.02 Exercise Credit. The Company agrees that in his exercise hereafter of any and all Company warrants or Company options, SP shall be credited with the aggregate sum of $200,000.

ARTICLE V

MISCELLANEOUS

5.01 Termination of Litigation and Expenses. Upon execution of this Agreement, counsel for the Company and SP shall enter into a stipulation of dismissal of the current litigation and present that stipulation to the Court, seeking an Order dismissing all claims in the litigation without prejudice. Except as otherwise expressly provided for herein, the Company and SP (i) shall pay and be solely responsible for all of its or his own expenses (including attorneys’ fees and disbursements) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and (ii) shall pay and be solely responsible for, and shall not be required to reimburse the other party for, any expenses (including attorneys’ fees) incurred by it or them in connection with the Litigation.

5.02 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

5.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class registered air mail, return receipt requested, or on the next business day following transmission, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the Company and SP will, unless another address is specified in writing, be sent to the address indicated below:

Notices to the Company:

Envirokare Tech, Inc.
641 Lexington Avenue
14th Floor
New York, NY 10022:
FAX:

With a copy to:

Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Attention: Richard L. Russell/ Roger Magnusson
FAX: 1-212-953-7201

Notices to SP:

Steve Pappas
44 87th Street
Brooklyn, New York 11209-4216
FAX:

With a copy to:

Windels Marx Lane & Mittendorf LLP
156 West 56th Street
New York, New York 10019
Attention: John D. Holden/ Walter F.X. Healy
FAX: 1-212-262-1215

5.04 Assignment. This Agreement, and any of the rights or obligations of SP hereunder, may not be assigned or delegated by him without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any such purported assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

5.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.06 Entire Agreement. This Agreement contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

5.07 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

5.08 Governing Law. The internal law, without regard to conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law), will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

5.09 Waiver; Jurisdiction.Each party hereto hereby irrevocably (i) agrees that any legal or equitable action, suit or proceeding arising out of or relating to this Agreement, may be instituted in any state or federal court located in the County of New York, State of New York; (ii) waives any objection which it may now or hereafter have to the venue or forum of any such action, suit or proceeding; (iii) waives the right to a trial by jury in any such action, suit or proceeding; (iv) submits to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the County of New York, State of New York for purposes of any such action, suit or proceeding; (v) waives any objection they or it may now or hereafter have to the personal jurisdiction and subject matter jurisdiction in any such action, suit or proceeding which may be instituted in any state or federal court in the County of New York, State of New York; (vi) waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the other party relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any other action or proceeding commenced and relating in any way to this Agreement, whether or not commenced earlier; (vii) appoints Corporation Service Company, which currently maintains an Albany, New York office at 60 State Street, 6th Floor, Albany, New York 12207, as its agent to receive service of process or other legal summons for purposes of any such action or proceeding; and (viii) agrees that so long as such party has any obligations under this Agreement, they or it will maintain a duly appointed agent in New York City for the service of such process or summons, and if they fail to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to them or it at their or its address as provided for notices under this Agreement, such party irrevocably waiving any right to assert that failure of such process agent to appear in any such action or proceeding is a defense thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENVIROKARE TECH, INC.

By:	/s/ George E. Kazantzis
Name: GEORGE E. KAZANTZIS
Its: PRESIDENT, COO

/s/ Steve Pappas
STEVE PAPPAS

 STATE OF NEW YORK)
COUNTY OF NEW YORK)  SS.:

On the 14th day of April 2006, before me personally came George E. Kazantzis to me known, who being by me duly sworn, did depose and say that he is the Chief oper. off & Pres. of Envirokare Tech, Inc, the company described in and which executed the foregoing instrument; and acknowledged that he signed his name thereto on behalf of said company.

/s/ Helene M. Freeman Notary Public

HELENE M. FREEMAN
Notary Public, State of New York
No. 02FR4736316
Qualified in New York County
Commission Expires Aug 16, 2008

STATE OF NEW YORK)
COUNTY OF NEW YORK) SS.:

On the 14th day of April, 2006, before me personally came Steve Pappas to me known, who being by me duly sworn, did depose and say that he is the person described in and who executed the foregoing instrument, and acknowledged that he signed his name thereto.

/s/ Helene M. Freeman Notary Public

HELENE M. FREEMAN
Notary Public, State of New York
No. 02FR4736316
Qualified in New York County
Commission Expires Aug 16, 2008

ANNEX A

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

x
In the Matter of the Non-Judicial
Settlement of the Account of
Proceedings of WALTER V. GERASIMOWICZ,                     RECEIPT & RELEASE
as Trustee of the STEVE PAPPAS Trust
dated August 7, 2003.
x

WHEREAS, by an Agreement dated August 7, 2003, between Steve Pappas, as Settlor, and Walter V. Gerasimowicz, as Trustee, a Trust was created for the benefit of Steve Pappas; and

WHEREAS, Article Seventeenth of the Trust Agreement creating said Trust provides that any amendment of the terms of the Trust Agreement shall require the prior written approval of the Board of Directors of Envirokare Tech., Inc. (“Envirokare”), upon a showing of necessity and appropriateness; and

WHEREAS, the Settlor, Steve Pappas, the Trustee, Walter V. Gerasimowicz, and the Board of Directors of Envirokare have together concluded and agreed that the Trust should be terminated and that its Article First (A) and Article Fourteenth should be amended to read as follows:

“FIRST:          (A)          This Trust shall terminate upon the first to occur of the following: (1) at Three years from the date of this document; (2) Settlor’s death; and (3) the tenth day immediately following the date of the Standstill Agreement to which the receipt and release agreement to be executed by and between the Settlor and the Trustee is appended as Annex A. The period between the date of this Agreement and the termination of the Trust shall be called the “Trust Term.”

“FOURTEENTH:          Except as provided hereinabove, the Trustee shall make no accounting to the Settlor until the date of termination of this Trust, and at such time either the Trustee shall render a full and final accounting of his acts and transactions as Trustee to the Settlor or the Settlor shall waive his entitlement to the same and the assets of the Trust then being held by the Trustee shall be turned over to the Settlor pursuant to appropriate receipt and release agreement”.

;and

WHEREAS, the Trust has now terminated and the Settlor has requested that the assets of the Trust now being held by the Trustee be turned over to the Settlor without the necessity of a full and final accounting by the Trustee of his acts and transactions during the Trust Term;

NOW, THEREFORE, Steve Pappas waives a Judicial Settlement of the Account of Walter V. Gerasimowicz, as Trustee of the Steve Pappas Trust dated August 7, 2003 to avoid unnecessary expense and delay;

AND, Steve Pappas does hereby approve and confirm all of the acts and transactions of Walter V. Gerasimowicz, as Trustee in the administration of the Steve Pappas Trust dated August 7, 2003 and consents and agrees that Envirokare shall make payment to and fully compensate the Trustee for both offering and providing services in connection with all of the securities listed on Schedule B to the Trust Agreement;

AND, the undersigned, Steve Pappas does hereby for himself, his heirs, executors, administrators and assigns, release and forever discharge Walter V. Gerasimowicz, individually and as Trustee of the Steve Pappas Trust dated August 7, 2003, his heirs, executors, administrators, successors and assigns, of and from all claims and demands which in such capacity he now has or hereafter may have against said Walter V. Gerasimowicz, individually and as Trustee as aforesaid, for any claims of any kind and nature whatsoever in connection with the Steve Pappas Trust dated August 7, 2003;

AND, by executing this instrument Steve Pappas acknowledges receipt of all the assets of the aforesaid Trust as listed in Schedule “A” annexed hereto and made a part of this Agreement as full and final distribution to him of the assets in said Trust;

AND, the undersigned, Steve Pappas, individually for himself, his heirs, executors, distributees, administrators and assigns, does hereby agree to indemnify and hold harmless Walter V. Gerasimowicz, individually and as Trustee of the aforesaid Trust, from any and all claims of any kind, nature and description whatsoever arising from the performance of his duties as Trustee of the Trust other than claims arising from his willful act or default.

IN WITNESS WHEREOF, this instrument has been duly executed as of the ___ day of April, 2006.

/s/ Steve Pappas Steve Pappas
Settlor

Walter V. Gerasimowicz
Trustee

2

STATE OF NEW YORK)
                   :     ss.:
COUNTY OF NEW YORK )

On this ___ day of April, 2006, before me personally came Steve Pappas to me known and known to me to be the individual described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.

Notary Public

STATE OF NEW YORK)
                   :     ss.:
COUNTY OF NEW YORK )

On this ___ day of April, 2006, before me personally came Walter V. Gerasimowicz to me known and known to me to be the individual described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same

Notary Public

3

 SCHEDULE A

4,100,000 shares of the capital stock of Envirokare Tech., Inc.

4

 ANNEX B

ENVIROKARE TECH, INC.

STOCK OPTION AGREEMENT

ENVIROKARE TECH, INC.  (the “Company”), desiring to afford an opportunity to the Grantee named below to purchase certain shares of the Company’s Common Stock to provide the Grantee with an added incentive to work on behalf of the Company or one or more of its subsidiaries, hereby grants to the Grantee, and the Grantee hereby accepts, an option to purchase the number of such shares specified below, during a term ending at midnight (prevailing local time at the Company’s principal offices) on the expiration date of this Option specified below, at the option exercise price specified below, subject to and upon the following terms and conditions:

1.    Identifying Provisions. As used in this Option, the following terms shall have the following respective meanings:

(a)	Grantee:	Steve Pappas
(b)	Date of grant:	April __, 2006
(c)	Number of shares optioned:	1,200,000
(d)	Option exercise price per share:	$0.965
(e)	Exercise Dates:	After April ___, 2006 until April ___, 2016

This Option is not intended to be and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code unless this sentence has been manually lined out and its deletion is followed by the signature of the corporate officer who signed this Option on behalf of the Company and the Grantee.

2.    Vesting Schedule and Expiration. Options to purchase 1,200,000 shares are exerciseable after April __, 2006 until April __, 2016

3.    Termination Provisions. The right to exercise this Option is subject to the following additional restrictions and limitations:

(a) Death of Grantee. If the Grantee shall die while this Option remains exercisable, the Grantee’s legal representative or representatives or the persons entitled to do so under the Grantee’s last will and testament or under applicable intestate laws shall have the right to exercise this Option, but only for the number of shares as to which this Option might have been exercised on the date of the Grantee’s death, and such right shall expire and this Option shall terminate five years after the date of the Grantee’s death or on the expiration date of this Option, whichever date is earlier. In all other respects, this Option shall terminate upon such death.

4.    Transferability of Option. This Option may be transferred by the Grantee in part or in whole without restriction and the parties to whom the Grantee may transfer such options shall have all of the rights and obligations with respect to such transferred options as the Grantee under the terms contained herein.

5.    Adjustments and Corporate Reorganizations. If the outstanding shares of stock of the class then subject to this Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities or other forms of property (including cash) or rights, as a result of one or more reorganizations, recapitalizations, spin-offs, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities or other forms of property (including cash) or rights for which this Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the exercise price per share or other unit. No fractional share of stock shall be issued under this Option or in connection with any such adjustment.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to this Option are changed into or exchanged for property (including cash), rights or securities not of the Company’s issue, or any combination thereof, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by, another corporation or person, this Option shall terminate unless provision be made in writing in connection with such transaction for the assumption of this Option, or the substitution for this Option of an option covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments in accordance with the provisions hereinabove in this Section entitled “Adjustments and Corporate Reorganizations” as to the number and kind of shares optioned and their exercise prices, in which event this Option shall continue in the manner and under the terms so provided, In any event, no provision will be made which shall limit the rights provided hereunder.

If this Option shall terminate pursuant to the next preceding paragraph, the Grantee or other person then entitled to exercise this Option shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of this Option, including the portions thereof which would, but for this Section entitled “Adjustments and Corporate Reorganizations,” not yet be exercisable.

6.    Exercise, Payment For and Delivery of Stock. This Option may be exercised by the Grantee or other person then entitled to exercise it by giving four business days written notice of exercise to the Company specifying the number of shares to be purchased and the total purchase price, accompanied by a check to the order of the Company in payment of such price. If the Company is required to withhold on account of any federal, state or local tax imposed as a result of such exercise, the notice of exercise shall also be accompanied by a check to the order of the Company in payment if the amount thus required to be withheld.

7.    Alternative Payment with Stock. Notwithstanding the foregoing provisions requiring payment by check, if stock of the class then subject to this Option is then Publicly Traded, payment of such purchase price or any portion thereof may also be made in whole or in part with shares of the same class of stock as that then subject to this Option, surrendered in lieu of the payment of cash concurrently with such exercise, the shares so surrendered to be valued on the basis of the Fair Market Value of the stock on the date of exercise, in which event the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to the Company; provided, however, that such payment in stock instead of cash shall not be effective and shall be rejected by the Company if (a) the Company is then prohibited from purchasing or acquiring shares of the class of its stock thus tendered to it, or (b) the right or power of the person exercising the Option to deliver such shares in payment of the purchase price is subject to the prior interests of any other person (excepting the Company) as indicated by legends upon the certificate(s) or known to the Company. If the Company rejects the payment in stock, the tendered notice of exercise shall not be effective hereunder unless promptly after being notified of such rejection the person exercising the Option pays the purchase price in acceptable form. If and while payment with stock is permitted in accordance with the foregoing provision, the person then entitled to exercise this Option may, in lieu of using previously outstanding stock therefor, use some of the shares as to which this Option is then being exercised, in which case the notice of exercise need not be accompanied by any stock certificates but shall include a statement directing the Company to retain so many shares that would otherwise have been delivered by the Company upon that exercise of this Option as equals the number of shares that would have been surrendered to the Company if the purchase price had been paid with previously issued stock. If the Company is required to withhold on account of any federal, state or local  tax imposed as a result of an exercise of this Option with previously issued stock or by retention of some optioned shares under this Section entitled “Alternative Payment with Stock,” the stock surrendered or retained shall include an additional number of shares whose Fair Market Value equals the amount thus required to be withheld.

8.    Rights in Stock Before Issuance and Delivery. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

9.    Requirements of Law. By accepting this Option, the Grantee represents and agrees for himself or herself and his or her transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of this Option, (a) any and all shares so purchased shall be acquired for his or her personal account and not with a view to or for sale in connection with any distribution, and (b) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his or her personal account and not with a view to or for sale in connection with any distribution. The Company will exercise its best efforts as quickly as practicable to include grantees shares resulting from the exercise of these options in any registration statement which it files.

No certificate or certificates for shares of stock purchased upon exercise of this Option shall be issued and delivered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities law or any other requirement of law or of any regulatory body having jurisdiction over the Company.

10.    Stock Appreciation Rights. The Grantee or other person entitled to exercise this Option is further hereby granted the right (“Stock Appreciation Right”) in lieu of exercising this Option or any portion thereof to receive an amount equal to the lesser of (a) the excess of the Fair Market Value of the stock subject to this Option or such portion thereof over the aggregate exercise price for such shares hereunder as of the date the Stock Appreciation Right is exercised. The amount payable upon exercise of such Stock Appreciation Right may be settled by payment in cash or in shares of the class then subject to this Option valued on the basis of their Fair Market Value on the date Stock Appreciation Right is exercised, or in a combination of cash and such shares so valued. No Stock Appreciation Right may be exercised, in whole or in part, (i) other than in connection with the contemporaneous surrender without exercise of this Option or the portion thereof that corresponds to the portion of the Stock Appreciation Right being exercised, or (ii) except to the extent that this Option or such portion thereof is exercisable on the date of exercise of the Stock Appreciation Right by the Person exercising the Stock Appreciation Right, or (iii) unless the class of stock then subject to this Option is then Publicly Traded.

11.    Company’s Right of First Purchase. While and so long as the stock of the class subject to this Option has not been Publicly Traded for at least ninety days, any stock issued on exercise of this Option shall be subject to the Company’s right of first purchase. By virtue of that right, (a) such stock may not be transferred during the Grantee’s lifetime to any person other than members of the Grantee’s Immediate Family, a partnership whose members are the Grantee and/or members of the Grantee’s Immediate Family, or a trust for the benefit of the Grantee and/ or members of the Grantee’s Immediate Family, unless such transfer occurs within fifteen days following the expiration of thirty days after the Company has been given a written notice which correctly identified the prospective transferee or transferees and which offered the Company an opportunity to purchase such stock at its Fair Market Value in cash, and such offer was not accepted within thirty days after the Company’s receipt of that notice; and (b) upon the Grantee’s death, the Company shall have the right to purchase all or some of such stock at its Fair Market Value within nine months after the date of death. This fight of first purchase shall continue to apply to any such stock after the transfer during the Grantee’s lifetime of that stock to a member of the Grantee’s subsequent transfers thereof, but it shall not apply after a transfer of that stock with respect to which the Company was offered but did not exercise or waive its right of first purchase or more than nine months after the Grantee’s death. Grantee has the right to assign a portion of the options represented hereby to up to five persons that are non-family members. The Company may assign all or any portion of its right of first purchase to any one or more of its stockholders, or to a pension or retirement plan or trust for employees of the Company, who may then exercise the right so assigned. Stock certificates evidencing stock subject to this right of first purchase shall be appropriately legended to reflect that right.

12.    Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to the Grantee at the address set forth beneath the Grantee’s signature hereto or at such other address as the Grantee may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fees prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

13.    INTENTIONALLY OMITTED

14.    Rules of Construction. This Agreement has been executed and delivered by the Company in the State of Nevada, and shall be construed and enforced in accordance with the laws of Nevada, other than any choice of law rules calling for the application of laws of another jurisdiction. Should there by any inconsistency or discrepancy between the provisions of this Option and the terms and conditions of the Executive Compensation Agreement between the Company and the Grantee, the provisions of this Option shall prevail. The receipt of this Option does not give the Grantee any right to continued employment by the Company or subsidiary for any period, nor shall granting of this Option or the issuance of shares on exercise thereof give the Company or any subsidiary any right to the continued services of the Grantee for any period.

IN WITNESS WHEREOF, the Company has granted this Option on the date of grant specified above.

ENVIROKARE TECH, INC.

By:
	George Kazantzis, Its COO	Steve Pappas